Exhibit 99.1

CONSENT OF PARIZAD OLVER PARCHI

In connection with the filing by Semper Paratus Acquisition Corporation (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Signature

Dated: June 14, 2021	By:	/s/ Parizad Olver Parchi
Name: Parizad Olver Parchi